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                                                                  Exhibit 99.1


                             TANISYS TECHNOLOGY, INC.
                                 AND SUBSIDIARIES

                                  SCHEDULE II
                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                   ADDITIONS
                              ---------------------
ALLOWANCE FOR    BALANCE AT   CHARGED      CHARGED                  BALANCE AT
UNCOLLECTIBLE    BEGINNING    TO COSTS &   TO OTHER                 END OF
ACCOUNTS         OF PERIOD    EXPENSES     ACCOUNTS   DEDUCTIONS    PERIOD
-------------   ----------    ----------   --------   ----------    ----------

1996             $25,000      $29,496      $185,803*  $155,742**    $84,557

1995              15,852       19,003            --      9,855**     25,000

1994                   0       15,852            --         --       15,852


* Represents the beginning balances of 1st Tech Corporation and DarkHorse Systems, Inc. as of the date of acquisition, May 21, 1996. Activity for the businesses acquired is included since the date of acquisition.
** Deductions consist principally of write-offs, net of collections of receivables considered uncollectible.